EXHIBIT 23.3

CONSENT OF FINANCIAL ADVISORS

We consent to the inclusion of our Fairness Opinion issued to First National Bankshares Corporation in this registration statement on Form S-4. We also consent to the reference to our firm under the caption “The Opinion of Financial Advisor to First National Bankshares Corporation”.

/s/ Baxter Fentriss and Company

Richmond, Virginia
October 15, 2015